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Exhibit (a)(1)

OFFER TO EXCHANGE OUTSTANDING OPTIONS WITH AN EXERCISE
PRICE OF MORE THAN $10.00 PER SHARE FOR NEW OPTIONS
(the "Offer to Exchange")

February 19, 2002

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
EASTERN STANDARD TIME, ON MARCH 18, 2002 UNLESS THE OFFER IS EXTENDED.

        Firstwave Technologies, Inc. ("Firstwave") is offering eligible participants the opportunity to exchange outstanding options to purchase shares of Firstwave common stock with an exercise price of more than $10.00 per share for new options which we will grant under the Firstwave Technologies, Inc. 1993 Stock Option Plan (the "Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Judith A. Vitale dated February 19, 2002, the Election Form, and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

        The number of shares subject to the new options to be granted to each eligible participant will be equal to the number of shares subject to the options tendered by the eligible participant and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 12:00 Midnight Eastern Standard Time on the date the offer ends. The offer is currently scheduled to expire on March 18, 2002 (the "Expiration Date") and we expect to cancel options on March 19, 2002, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE. Since we currently expect to cancel all tendered options on March 19, 2002, this means that if you participate in the offer, you will be required to tender all options granted to you since September 19, 2001.

        The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

        PARTICIPATION IN THE OFFER INVOLVES RISKS AND UNCERTAINTIES. SEE "CERTAIN RISKS OF PARTICPATING IN THE OFFER" BEGINNING ON PAGE 7 OF THIS OFFER TO EXCHANGE.

        You may participate in the offer if you are an otherwise eligible employee or director of Firstwave Technologies, Inc. or one of our subsidiaries. In order to receive a new option pursuant to this offer, you must continue to be an employee or director as of the date on which the new options are granted, which will be at least six months and one day after the Expiration Date.

        If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan approximately six months and one day after the Cancellation Date.

        The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by Nasdaq on the business day immediately prior to the date of grant.

        Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

        Each new option granted will vest in accordance with the vesting schedule of the cancelled options, subject to the following:

  •
  any new options granted to replace options that were fully vested on the date that the offer expires will be fully vested,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 25% vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  Assuming the anniversary of the grant date did not pass during the 6 months and one day between cancellation and the new grant, the replacement option will be 25% vested at the time of grant.

        Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

        Shares of Firstwave common stock are traded on the Nasdaq SmallCap Market under the symbol FSTW. On February 15, 2002, the closing price of our common stock reported by Nasdaq was $3.6975 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

        THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Judith A Vitale dated February 19, 2002, the Election Form and the Notice to Change Election From Accept to Reject to Cindy McVeigh at Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, Georgia 30339 (telephone: (770) 431-1200).

IMPORTANT

        If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Cindy McVeigh at fax number (770) 431-1201.

        We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM JUDITH A. VITALE DATED FEBRUARY 19, 2002, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER		7
INTRODUCTION		9
THE OFFER		10
1.	Eligibility.	10
2.	Number of options; expiration date.	10
3.	Purpose of the offer.	11
4.	Procedures for tendering options.	12
5.	Withdrawal rights and change of election.	12
6.	Acceptance of options for exchange and issuance of new options.	13
7.	Conditions of the offer.	14
8.	Price range of shares underlying the options.	15
9.	Source and amount of consideration; terms of new options.	16
10.	Information concerning Firstwave.	20
11.	Interests of directors and officers; transactions and arrangements concerning the options.	20
12.	Status of options acquired by us in the offer; accounting consequences of the offer.	20
13.	Legal matters; regulatory approvals.	21
14.	Material U.S. federal income tax consequences.	21
15.	Extension of offer; termination; amendment.	23
16.	Fees and expenses.	24
17.	Additional information.	25
18.	Miscellaneous.	26
SCHEDULE A
Information Concerning the Directors and Executive Officers of Firstwave Technologies, Inc.		A-1

n

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Judith A. Vitale dated February 19, 2002, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and those other documents noted above. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What Securities Are We Offering To Exchange?

        We are offering to exchange outstanding, unexercised options to purchase shares of common stock with an exercise price of more than $10.00 per share of Firstwave Technologies, Inc. ("Firstwave") held by eligible participants for new options we will grant under the Plan. (Page 9)

Who Is Eligible To Participate?

        Employees and directors are eligible to participate if they are employees or directors of Firstwave or one of Firstwave's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. In order to receive a new option, you must remain an employee or director as of the date the new options are granted, which will be at least six months and one day after the Expiration Date. If Firstwave does not extend the offer, the new options will be granted on September 20, 2002. (Page 10)

Are Employees and Directors Outside The United States Eligible To Participate?

        Yes, all employees and directors outside the United States are eligible to participate. Special considerations may apply to employees or directors in the United Kingdom, due to certain taxation and securities rules applicable in that country. We recommend that all employees and directors consult with your tax advisor to determine the tax consequences of this transaction under the laws of the country in which you live and work. (Page 10)

Why Are We Making The Offer?

        We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee and director contributions to the success of our company. The offer provides an opportunity for us to offer eligible participants a valuable incentive to stay with our company. Our outstanding options with an exercise price of more than $10.00 per share have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options with an exercise price of more than $10.00 per share for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible participants with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 11)

What Are The Conditions To The Offer?

        The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 14)

Are There Any Eligibility Requirements That You Must Satisfy After The Expiration Date Of The Offer To Receive The New Options?

        To receive a grant of new options through the offer and under the terms of the Plan, you must still be an employee or director of Firstwave or one of its subsidiaries as of the date the new options are granted.

        As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee or director of Firstwave or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 10)

How Many New Options Will You Receive In Exchange For Your Tendered Options?

        If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. New options will be granted under the Plan unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 14)

When Will You Receive Your New Options?

        We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors will select the actual grant date for the new options. If we cancel tendered options on March 19, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until September 20, 2002. You must be an employee or director on the date we grant the new options in order to be eligible to receive them. (Page 13)

Why Won't You Receive Your New Options Immediately After The Expiration Date Of The Offer?

        If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

If You Tender Options In The Offer, Will You Be Eligible To Receive Other Option Grants Before You Receive Your New Options?

        No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a stock option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you cease to be an employee or director of Firstwave or one of its subsidiaries prior to the date of grant of the new options, you will not receive new options. (Page 14)

Will You Be Required To Give Up All Your Rights To The Cancelled Options?

        Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 13)

What Will The Exercise Price Of The New Options Be?

        The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by Nasdaq on the business day immediately prior to the date of grant.

        Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 9)

When Will The New Options Vest?

        The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

        Each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (on or about the first business day which is at least six months and one day after we cancel the options accepted for exchange) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 25% vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  Assuming the anniversary of the grant date did not pass during the 6 months and one day between cancellation and the new grant, the replacement option will be 25% vested at the time of grant. (Page 18)

What If We Enter Into A Merger Or Other Similar Transaction?

        It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. If we have to sell substantially all of our assets in one or more asset sale transactions, however, the purchasers of our assets would not likely be obligated to honor that commitment.

        You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 19)

Are There Circumstances Where You Would Not Be Granted New Options?

        Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. (Page 14)

        Also, if you cease to be an employee or director prior to the date we grant new options, you will not receive any new options. (Page 19)

If You Choose To Tender An Option Which Is Eligible For Exchange, Do You Have To Tender All The Shares In That Option?

        Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $15.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $12.00 per share, you may tender:

  •
  none of your options,

  •
  options with respect to the 300 remaining unexercised shares under the first option grant,

  •
  options with respect to all 1,000 shares under the second option grant,

  •
  options with respect to all 2,000 shares under the third option grant,

  •
  options with respect to two of the three option grants, or

  •
  all options under all three of the option grants.

        In this example, you may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 10)

        Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in November 2001 and a grant in December 2001 and you want to tender your November 2001 option grant, you would also be required to tender your December 2001 option grant. (Page 9).

What Happens To Options That You Choose Not To Tender Or That Are Not Accepted For Exchange?

        Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

Will You Have To Pay Taxes If You Exchange Your Options In The Offer?

        If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside, at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside. The tax laws of the United Kingdom can differ significantly from the tax laws of the United States. For employees or directors residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Page 21)

If Your Current Options Are Incentive Stock Options, Will Your New Options Be Incentive Stock Options?

        If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the fair market value of shares subject to incentive stock options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 22)

When Will Your New Options Expire?

        Your new options will expire ten years from the date of grant, or earlier if you do not continue to be an employee or director of Firstwave. (Page 17)

When Does The Offer Expire? Can The Offer Be Extended, And If So, How Will You Be Notified If It Is Extended?

        The offer expires on March 18, 2002, at 12:00 Midnight, Eastern Standard Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 23)

How Do You Tender Your Options?

        If you decide to tender your options, you must deliver, before 12:00 Midnight, Eastern Standard Time, on March 18, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (770) 431-1201) or hand delivery to Cindy McVeigh at our corporate headquarters in Atlanta, Georgia. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 12)

During What Period Of Time May You Withdraw Previously Tendered Options?

        You may withdraw your tendered options at any time before the offer expires at 12:00 Midnight, Eastern Standard Time, on March 18, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by April 15, 2002, you may withdraw your tendered options at any time after April 15, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax # (770) 431-1201) or hand delivery to Cindy McVeigh a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 12)

Can You Change Your Election Regarding Particular Tendered Options?

        Yes, you may change your election regarding particular tendered options at any time before the offer expires at 12:00 Midnight, Eastern Standard Time, on March 18, 2002. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (770) 431-1201) or hand delivery to Cindy McVeigh a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 12)

What Do Management And The Board Of Directors Think Of The Offer?

        Although our Board of Directors has approved the offer, neither management nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 12)

Whom Can You Talk To If You Have Questions About The Offer?

        For additional information or assistance, you should contact:

Cindy McVeigh
Firstwave Technologies, Inc.
2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Judith A. Vitale dated February 19, 2002, the Election Form and the Notice to Change Election from Accept to Reject before deciding to participate in the exchange offer. The list of risks does not include certain risks that may apply to employees or directors who live and work outside of the United States; again, we urge you to read Section 14 in this Offer to Exchange discussing U.S. tax consequences, the rest of the Offer to Exchange, and other documents noted above for a fuller discussion of the risks which may apply to you, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

ECONOMIC RISKS

Participation In The Offer Will Make You Ineligible To Receive Any Option Grants Until September 20, 2002 At The Earliest.

        Employees and directors are generally eligible to receive option grants at any time that the Board of Directors chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until September 20, 2002 at the earliest.

If The Stock Price Increases After The Date Your Tendered Options Are Cancelled, Your Cancelled Options Might Have Been Worth More Than The Replacement Options That You Have Received In Exchange For Them.

        For example, if you cancel options with a $12.00 strike price, and Firstwave's stock appreciates to $15.00 when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

If You Cease To Be An Employee or Director Prior To the Grant Of The Replacement Option, You Will Receive Neither A Replacement Option Nor The Return Of Your Cancelled Option.

        Once your option is cancelled, it is gone for good. Accordingly, if you cease to be an employee or director, for any reason, prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

TAX-RELATED RISKS FOR U.S. RESIDENTS

Your Replacement Option May Be A Non-qualified Stock Option, Whereas Your Cancelled Option May Have Been An Incentive Stock Option.

        If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent they qualify under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as non-qualified stock options. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the Firstwave Technologies, Inc. 1993 Stock Option Plan.

Even If You Elect Not To Participate In The Offer, Your Incentive Stock Options May Be Affected.

        We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer. However, the IRS may characterize the offer as a modification of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' holding period that is required in order to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

BUSINESS RELATED RISKS

        For a description of risks related to Firstwave's business, please see Section 18 of this Offer to Exchange.

INTRODUCTION

        Firstwave Technologies, Inc. ("Firstwave") is offering to exchange outstanding options to purchase shares of Firstwave common stock with an exercise price of more than $10.00 per share held by eligible participants for new options we will grant under the Firstwave Technologies, Inc. 1993 Stock Option Plan (the "Plan"). "Eligible participant" refers to employees or directors of Firstwave and its subsidiaries who are employees or directors as of the date the offer commences and as of the date the tendered options are cancelled. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Judith A. Vitale dated February 19, 2002, the Election Form, and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

        The number of shares subject to the new options to be granted to each eligible participant will be equal to the number of shares subject to the options tendered by the eligible participant and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be September 20, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on March 19, 2002, which means that if you participate in the offer, you will be required to tender all options granted to you since September 19, 2001.

        The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

        If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan approximately six months and one day after the Cancellation Date.

        The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq SmallCap Market on the business day immediately prior to the date of grant.

        Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

        The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (on or about the first business day which is at least six months and one day after we cancel the options accepted for exchange) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 25% vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

    •
    Assuming the anniversary of the grant date did not pass during the 6 months and one day between cancellation and the new grant, the replacement option will be 25% vested at the time of grant.

        As of February 19, 2002, options to purchase our shares issued and outstanding with an exercise price of more than $10.00 per share totaled 113,604.

THE OFFER

1.    Eligibility.

        Employees and directors are eligible participants if they are employees or directors of Firstwave or one of Firstwave's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled.

        In order to receive a new option, you must remain an employee or director as of the date the new options are granted, which will be at least six months and one day after the Expiration Date. If Firstwave does not extend the offer, the new options will be granted on September 20, 2002.

2.    Number of options; expiration date.

        Subject to the terms and conditions of the offer, we will exchange outstanding, unexercised options with an exercise price of more than $10.00 per share held by eligible participants that are properly tendered and not validly withdrawn in accordance with Section 5 before the expiration date, as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on March 19, 2002, which means that if you participate in the offer, you will be required to tender all options granted to you since September 19, 2001.

        If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the Plan and to a new option agreement between you and us. If, for any reason, you do not remain an employee or director of Firstwave or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, die, we terminate your employment, with or without cause, or you do not remain as an employee or director, for any other reason, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

        The term expiration date means 12:00 Midnight, Eastern Standard Time, on March 18, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term expiration date refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

        We will also notify you of any other material change in the information contained in this Offer to Exchange.

        For purposes of the offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

3.    Purpose of the offer.

        We issued the options outstanding to:

  •
  provide eligible participants with additional incentive and to promote the success of our business, and

  •
  encourage eligible participants to remain with us.

        One of the keys to our continued growth and success is the retention of our most valuable asset, our employees and directors. The offer provides an opportunity for us to offer our eligible participants a valuable incentive to stay with Firstwave. Our outstanding options with an exercise price of more than $10.00 per share have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options with an exercise price of more than $10.00 per share for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide eligible participants with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

        From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be 100% of the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by Nasdaq on the business day immediately prior to the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

        Neither management nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.    Procedures for tendering options.

  Proper Tender of Options.

        To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (770) 431-1201) or hand delivery to Cindy McVeigh at our corporate headquarters in Atlanta, Georgia, along with any other required documents. Cindy McVeigh must receive all of the required documents before the expiration date. The expiration date is 12:00 Midnight Eastern Standard Time on March 18, 2002. THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

  Our Acceptance Constitutes an Agreement.

        Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.    Withdrawal rights and change of election.

        You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

        You may withdraw your tendered options at any time before 12:00 Midnight, Eastern Standard Time, on March 18, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 12:00 Midnight, Eastern Standard Time, on April 15, 2002, you may withdraw your tendered options at any time after April 15, 2002.

        To validly withdraw tendered options, you must deliver to Cindy McVeigh via facsimile (fax # (770) 431-1201) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

        To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Cindy McVeigh via facsimile (fax # (770) 431-1201) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  •
  the name of the option holder who tendered the options,

  •
  the grant number of all options to be tendered,

  •
  the grant date of all options to be tendered,

  •
  the exercise price of all options to be tendered, and

  •
  the total number of unexercised option shares subject to each option to be tendered.

        Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.    Acceptance of options for exchange and issuance of new options.

        Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be March 19, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be non-qualified stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by March 18, 2002, the scheduled expiration date of the offer, and accepted for exchange and cancelled on March 19, 2002 you will be granted new options on or about September 20, 2002. If we accept and cancel options properly tendered for exchange after March 19, 2002, the period in which the new options will be granted will be similarly delayed. We will grant stock options to you on a date no earlier than September 20, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible participant on the date on which the grant is to be made.

        If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

        Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee or director of Firstwave or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

        We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on March 19, 2002, which means that if you participate in the offer, you will be required to tender all options granted to you since September 19, 2001.

        Within forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Firstwave will e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Cindy McVeigh, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7.    Conditions of the offer.

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, if at any time on or after February 19, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  •
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Firstwave;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Firstwave, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (1)
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

  (3)
  materially impair the contemplated benefits of the offer to Firstwave; or

  (4)
  adversely affect Firstwave's business, condition, income, operations or prospects;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

  •
  a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Firstwave, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

  •
  any change or changes shall have occurred in Firstwave's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Firstwave or may materially impair the contemplated benefits of the offer to Firstwave.

        The conditions to the offer are for Firstwave's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    Price range of shares underlying the options.

        There is no trading market for the options. The shares underlying your options are currently traded on the Nasdaq SmallCap Market under the symbol FSTW. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq, as adjusted for stock dividends and stock splits.

	HIGH	LOW
FISCAL YEAR 2002
Quarter ended March 31, 2002 (through February 15, 2002)	$4.25	$1.10
FISCAL YEAR 2001
Quarter ended December 31, 2001	$2.19	$0.71
Quarter ended September 30, 2001	$3.30	$1.62
Quarter ended June 30, 2001	$3.90	$1.20
Quarter ended March 31, 2001	$7.87	$2.62
FISCAL YEAR 2000
Quarter ended December 31, 2000	$9.39	$2.64
Quarter ended September 30, 2000	$15.75	$6.18
Quarter ended June 30, 2000	$35.82	$9.09
Quarter ended March 31, 2000	$54.57	$9.57

        As of February 15, 2002, the last reported sale price during regular trading hours of our common stock, as reported by Nasdaq, was $3.6975 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.    Source and amount of consideration; terms of new options.

  Consideration.

        We will issue new options to purchase shares of common stock under the Plan in exchange for the outstanding options property tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options with an exercise price of more than $10.00 per share from eligible participants, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 113,604 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 5.4% of the total shares of our common stock outstanding as of February 19, 2002.

  Terms of New Options.

        The new options will be granted under the Plan. A new option agreement will be entered into between Firstwave and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event.

        The following description summarizes the material terms of the Plan and the options granted under the Plan:

  General.

        The maximum number of shares available for issuance through the exercise of options granted under our Plan is 466,667, adjusted for a one-for-three reverse stock split effective on September 18, 2001. The Plan permits the granting of incentive stock options and options that do not qualify as incentive stock options, referred to as non-qualified stock options.

  Administration.

        The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the other provisions of the Plans, the Committee selects the individuals to receive options, determines the type of option granted, the number of shares subject to an option, the exercise price, the exercisability of the options, and the other terms and conditions of an option consistent with the provisions of the Plan; provided, however, that all terms and conditions of the grants of options to directors, are determined by the provisions of the Plan. No employee or director, however, may be granted during any single fiscal year of the Company the rights to shares of common stock under options which, in the aggregate, exceed 33,333 shares of common stock. The Committee also interprets the provisions of the option Plan and may prescribe, amend and rescind rules and regulations relating to it. The Committee is also under certain circumstances authorized to delegate to one or more officers of the Company authority to grant options to any prospective optionee who is not and will not at the time of the option grant be a "reporting person" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

  Term.

        Options generally have a term of ten (10) years. Incentive stock options granted to an employee or director who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Firstwave or an affiliate company have a term of no more than five (5) years.

  Termination.

        Except as your option agreement otherwise provides, your options will terminate if you cease to be an employee or director, unless the options are exercised, to the extent that they were exercisable immediately before you cease to be an employee or director of Firstwave, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within thirty (30) days following the date you cease to be a Firstwave employee or director. In the event that the termination of your employment or your service as a director is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination, or if earlier, the expiration of the option term.

        The termination of your option under the circumstances specified in this section will result in the termination of your interests in the Plan. In addition, your option may terminate, together with the Plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described further below.

  Exercise Price.

        The Committee determines the exercise price at the time the option is granted. For all eligible participants, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by Nasdaq on the business day immediately prior to the date of grant.

        However, the exercise price may not be less than 110% of the closing price per share reported by Nasdaq on the business day immediately prior to the date of grant for options intended to qualify as incentive stock options, granted to an employee or director who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Firstwave or an affiliate company.

  Vesting and Exercise.

        Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. Options granted by us typically vest at a rate of 25% of the shares subject to the option vest after twelve (12) months, 25% of the shares subject to the option vest after twenty-four (24) months, 25% of the shares subject to the option vest after thirty-six (36) months, and the remaining 25% of the Shares subject to the option vest after forty-eight (48) months, provided the employee remains continuously employed by Firstwave, subject in all cases to any different vesting provisions contained in each stock option agreement.

        Each non-management director is eligible to receive an option to acquire 1,666 shares of common stock annually if they continue in service through their respective service anniversary dates. These grants of options to directors have a term of ten years (10) and become exercisable in annual one-fourth increments following the date of grant and have a per share exercise price equal to the fair market value of a share of Common Stock determined as of the option grant date.

        The new options granted through the offer will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (on or about the first business day which is at least six months and one day after we cancel the options accepted for exchange) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 25% vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  Assuming the anniversary of the grant date did not pass during the 6 months and one day between cancellation and the new grant, the replacement option will be 25% vested at the time of grant.

  Payment of Exercise Price.

        You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the exercise price. The permissible methods of payment of the option exercise price are determined by the Committee and generally include the following:

  •
  cash,

  •
  certain other shares of our common stock,

  •
  by means of a "cashless exercise" through a broker, or

  •
  a combination of the foregoing methods.

  Adjustments Upon Certain Events.

        If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

        In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, provisions shall be made to cause each outstanding option to become exercisable before the change of control and to terminate upon consummation of the transaction or event causing the change of control.

  Termination of Employment.

        If, for any reason, you are not an employee or director of Firstwave from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, die, we terminate your employment, with or without cause, or you do not remain as an employee or director, for any other reason, prior to the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

  Transferability of Options.

        New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

  Registration of Option Shares.

        466,667 shares of common stock, as adjusted for a one-for-three reverse stock split effective on September 18, 2001, issuable upon exercise of options under the Plan have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC. Thus, all the shares issuable upon exercise of all new options to be granted will be registered under the Securities Act of 1933, as amended. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

  U.S. Federal Income Tax Consequences.

        You should refer to Section 14 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of this transaction under the laws of the country in which you live and work.

        Our statements in this Offer to Exchange concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the forms of option agreement under the Plan. Please contact us at Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, Georgia

30339 (telephone: (770) 431-1200), to receive a copy of the Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.    Information concerning Firstwave.

        Our principal executive offices are located at 2859 Paces Ferry Road, Suite 1000, Atlanta, Georgia 30339, and our telephone number is (770) 431-1200.

        Firstwave provides Internet-based customer relationship management (eCRM) solutions. We are based in Atlanta, Georgia with an office located in London, England. We offer powerful applications that optimize the sales, marketing and customer service functions through a series of solutions. We support three product lines: Firstwave eCRM, Takecontrol®, and Firstwave for Unix.

        The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated herein by reference. See Additional Information in Section 17 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.    Interests of directors and officers; transactions and arrangements concerning the options.

        A list of our directors and executive officers, and the number of options eligible to be tendered held by each, is attached to this Offer to Exchange as Schedule A. As of February 19, 2002, our executive officers and non-employee directors (eight (8) persons) as a group beneficially owned options outstanding under the Plan with an exercise price of more than $10.00 per share to purchase a total of 49,668 of our shares, which represented approximately 43.7% of all options outstanding with an exercise price of more than $10.00 per share under the Plan as of that date.

        In the sixty (60) days prior to and including February 19, 2002, the executive officers and directors of Firstwave had the following transaction in Firstwave shares:

  •
  On February 7, 2002, Director John Keane received a grant of 1,667 stock options.

        Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to February 19, 2002 by Firstwave or, to our knowledge, by any executive officer, director or affiliate of Firstwave.

12.    Status of options acquired by us in the offer; accounting consequences of the offer.

        Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq SmallCap Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

  •
  the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

13.    Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

        If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited, we will not grant any new options and you will not get any other consideration for the options you tendered.

14.    Material U.S. federal income tax consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax laws. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

  Incentive Stock Options.

        Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under the Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

        If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  •
  at least two years after the date the incentive stock option was granted, and

  •
  at least one year after the date the incentive stock option was exercised.

        If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

        Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

        Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

        If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify.

        For options to qualify as incentive stock options, the fair market value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options or if the new options vest over a shorter period, the new options may exceed the limit for incentive stock options. Also, because all the new options will be granted at the same time and may be fully vested at the date of grant or over a shorter number of years, more of the options that replace incentive stock options may be first exercisable in the same year and exceed the limit for incentive stock options.

        We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a modification of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

  Non-qualified Stock Options.

        Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and subject to employment tax withholding by the U.S. Upon sale, of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the exercise of the option will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if such sale is more than one year after the date of exercise.

        We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.    Extension of offer; termination; amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

        For purposes of the offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

16.    Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange. We will pay the filing fee for the Schedule TO filed with the SEC in connection with the Offer to Exchange, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equal to $92 per $1 million of transaction value

17.  Additional information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

  1.
  Firstwave's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 17, 2001;

  2.
  Firstwave's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

  3.
  Firstwave's quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 13, 2001;

  4.
  Firstwave's current report on Form 8-K filed with the SEC on September 12, 2001;

  5.
  Firstwave's current report on Form 8-K filed with the SEC on October 5, 2001;

  6.
  Firstwave's quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the SEC on November 13, 2001; and

  7.
  The description of our shares contained in our Registration Statement on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W
Room 1024
Washington, DC

        You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol FSTW and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, DC 20006

        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, Georgia 30339, or telephoning us at (770) 431-1200.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Firstwave should be read together with the information contained in the documents to which we have referred you.

18.  Miscellaneous.

        This Offer to Exchange and our SEC reports referred to above include forward-looking statements. When used in this Offer to Exchange, the words anticipate, believe, estimate, expect, intend and plan as they relate to Firstwave or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The Private Securities Litigation Reform Act of 1995 does not apply to this Offer to Exchange and therefore statements made by Firstwave with respect to the Offer to Exchange are not forward looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

        The documents we filed with the SEC, including our Form S-3 Registration Statement we filed on November 1, 2001 discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  •
  our negative cash flow from operations and the difficulty of raising additional capital may adversely affect our operations and the price of our common stock;

  •
  if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline;

  •
  if our products contain defects, we may have difficulty selling them and lose potential revenues;

  •
  if we are unable to protect our proprietary rights, then our competitive position could be weakened, which may reduce our revenues;

  •
  the software industry is extremely competitive;

  •
  our revenues may be harmed if general economic conditions continue to worsen;

  •
  variations in quarterly operating results due to factors such as changes in demand for our products and changes in technology may cause our stock price to decline;

  •
  our common stock may be delisted from the NASDAQ SmallCap market if it does not maintain various listing standards;

  •
  the terms of our preferred stock may delay or prevent a change in control of our company;

  •
  the loss of key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

  •
  if the market in which we sell our products and services does not grow as anticipated, our revenues may be reduced;

  •
  our products have long sales cycles which makes it difficult to plan expenses and forecast results; and

  •
  privacy and security concerns, particularly related to the use of our software on the internet, may limit the effectiveness of and reduce the demand for our products.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM JUDITH A. VITALE DATED FEBRUARY 19, 2002, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Firstwave Technologies, Inc.

February 19, 2002

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF FIRSTWAVE TECHNOLOGIES, INC.

        The directors and executive officers of Firstwave Technologies, Inc. and their positions and offices as of February 19, 2002, are set forth in the following table:

NAME	Position And Offices Held	Number of Options Eligible to be Tendered
Richard T. Brock	President, Chief Executive Officer and Director	13,334
Judith A. Vitale	Chief Financial Officer	11,999
Debbie Qaqish	Vice President of Sales & Marketing	0
Kelly Mayo	Vice President-Client Services	0
James R. Porter	Chairman of the Board	6,000
Roger A. Babb	Director	1,667
John F. Keane	Director	8,334
Michael T. McNeight	Director	8,334

The address of each director and executive officer is: c/o Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, Georgia 30339.

QuickLinks

  Exhibit (a)(1)
OFFER TO EXCHANGE OUTSTANDING OPTIONS WITH AN EXERCISE PRICE OF MORE THAN $10.00 PER SHARE FOR NEW OPTIONS (the "Offer to Exchange")
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MARCH 18, 2002 UNLESS THE OFFER IS EXTENDED.
WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
ECONOMIC RISKS
TAX-RELATED RISKS FOR U.S. RESIDENTS
BUSINESS RELATED RISKS
INTRODUCTION
THE OFFER
SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FIRSTWAVE TECHNOLOGIES, INC.